Exhibit 10.6

Hub Group, Inc.

Directors’ Compensation For 2011

Directors’ Compensation

Each non-employee director receives an annual retainer fee of $65,000 in 2011, paid in quarterly installments. In addition, expenses are paid for attendance at each Committee meeting. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Stock Plan

The Company makes periodic grants of restricted stock to the directors. In connection with their 2011 compensation package, each independent director received 4,000 shares of restricted stock in January 2011. These shares vest over three years.